UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 18, 2013 (November 13, 2013)
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Textura Corporation
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-35956	26-1212370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 Lake Cook Road, Deerfield, IL		60015
(Address of Principal Executive Offices)		(Zip Code)

(847) 457-6500
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 1.01. Entry into a Material Definitive Agreement.
On November 13, 2013, Textura Corporation (“Textura”) entered into an agreement and plan of merger (the “Agreement”) with Latista Technologies, Inc (“Latista”). Pursuant to the Agreement, a subsidiary of Textura will merge with and into Latista with Latista surviving the merger as a wholly owned subsidiary of Textura (the “Merger”).
Under the terms of the Agreement, Textura has agreed to pay approximately $35 million in cash upon closing. Textura will fund the purchase price with available cash on hand.
The Merger is subject to customary closing conditions, including certain required consents and approval by the holders of common stock and preferred stock of Latista, and is expected to be completed on or about December 2, 2013.
The Agreement contains customary representations and warranties. The representations and warranties in the Agreement will generally survive until approximately April 1, 2015. Pursuant to the Agreement, following the consummation of the Merger, Textura is entitled to indemnification for, among other things, breaches of representations and warranties, subject to a deductible and an aggregate cap.
The Agreement also contains customary covenants and agreements, including, among other things, with respect to the operation of Latista’s business between the signing of the Agreement and the closing of the Merger.
Either Textura or Latista may terminate the Agreement if the Merger does not occur by December 31, 2013.
Item 7.01. Regulation FD Disclosure.
On November 14, 2013, Textura issued a press release announcing the execution of the Agreement referred to in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits
99.1     Press Release, dated November 14, 2013

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTURA CORPORATION
November 18, 2013	By:	/s/ Jillian Sheehan
		Name:	Jillian Sheehan
		Title:	Chief Financial Officer